Exhibit 99.1

RAMACO RESOURCES REPORTS

SECOND QUARTER 2025 RESULTS

LEXINGTON, KY., July 31, 2025 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three and six months ended June 30, 2025.

SECOND QUARTER 2025 HIGHLIGHTS

●	The Company had a net loss of $(14.0) million and Class A diluted EPS of $(0.29) for the second quarter of 2025. The Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $9.0 million, for the quarter ended June 30, 2025. (See “Reconciliation of Non-GAAP Measures” below.)

●	Non-GAAP cash cost per ton sold was $103 in the second quarter of 2025, which was a $5 per ton decline compared to the second quarter of 2024. (See “Reconciliation of Non-GAAP Measures” below.) The Company’s cash costs continue to remain firmly in the first quartile of the U.S. cost curve.

●	For the second straight quarter, the Company set a quarterly production record, with second quarter 2025 production of approximately 1.0 million tons.

MARKET COMMENTARY / 2025 OUTLOOK

Sales and Marketing:

●	As of June 30, 2025, sales commitments currently total 3.9 million tons, which equates to over 95% of the midpoint of the 2025 production guidance range. 1.6 million tons are committed to North American customers at an average realized fixed price of $152 per ton. In addition, 1.3 million export tons shipped in the first half to seaborne customers at an average fixed price of $109 per ton.

●	In total, 2.9 million tons are committed at a combined average fixed price of $133 per ton, while another 1.0 million index-priced export tons are committed to seaborne customers.

Guidance:

●	In light of continued weak market conditions, the Company is further optimizing overall production and sales. The Company expects to reduce production where and as appropriate to limit lower-priced export spot sales. At current spot prices, these measures are expected to enhance margins, be accretive to earnings, and provide a net benefit to free cash flow.

●	Full-year 2025 production is now anticipated to come in towards the low end of the range of 3.9 – 4.3 million tons. Full-year 2025 sales are now anticipated to come in at the low end of the range of 4.1 – 4.5 million tons. This primarily reflects the temporary idling of the Company’s Rockhouse Eagle mine at Elk Creek, in addition to smaller production reductions.

●	Tons sold in the third quarter of 2025 are projected to be 900,000 – 950,000 tons. Some export shipments which were originally planned for early July shipped in June.

●	The Company is increasing 2025 SG&A guidance from $36 - $40 million to $39 - $43 million. This is reflective of expenditures designed to accelerate the timeline of commercial development of the Brook Mine rare earth and critical minerals operation in Wyoming.

Rare Earths and Critical Minerals:

●	Ramaco is evolving into a dual-platform company – combining first-quartile metallurgical coal operations with a high-potential rare earths development that supports U.S. strategic supply chain goals.

●	The Brook Mine’s heavy and medium rare earths are among the most sought-after materials for defense, energy, and advanced manufacturing – sectors where the U.S. remains heavily import-dependent.

●	The Brook Mine’s large quantities of gallium, germanium and scandium represent the only primary source mine in the world for these critical minerals which are used in aerospace, optics and semiconductor production.

●	The Company commenced mining of the Brook Mine in June 2025. Tonnage is being mined in order to provide feedstock for testing in the Company’s pilot plant which will optimize the ultimate processing and refinement of rare earth and critical mineral concentrates into oxides. Construction of this pilot scale processing facility will commence this Fall, with initial production of concentrates processed at pilot scale expected to begin in 2026.

●	At the request of the U.S. Government, the projected commercial timeline for the rare earth and critical minerals operation has been accelerated versus the comments in our first quarter of 2025 earnings release. The disclosed Summary of the Fluor Corporation’s (“Fluor”) July 2025 Preliminary Economic Assessment (“Summary PEA”), states that initial commercial production is now anticipated in 2027 versus 2028 previously.

●	The results of the Summary PEA outline NPV8 (net present value using an 8% discount rate) of $1.197 billion and NPV10 (net present value using a 10% discount rate) of $898 million (pre-tax) and an IRR (internal rate of return) of 38% with a total initial capital cost estimate of $473 million (excluding a 22% capital expenditure contingency).

●	On Friday, July 11, Ramaco hosted a landmark ribbon cutting and groundbreaking ceremony to commemorate the opening of the Brook Mine as the first new rare earth mine in the U.S. in more than 70 years and first new coal mine in Wyoming in over 50 years. The event featured remarks from national and state leaders including U.S. Secretary of Energy Chris Wright, Wyoming Governor Mark Gordon, U.S. Senators John Barrasso and Cynthia Lummis, U.S. Representative Harriet Hageman and former U.S. Senator and Ramaco Board member Joe Manchin.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Given the recent events with both the Summary of the Fluor PEA Report our historic ribbon cutting at the Brook Mine, I begin my comments discussing our emerging rare earth and critical minerals business. I want to first thank all of the dignitaries for taking part in the opening of the country’s first new rare earth mine in more than 70 years. This marked a historic milestone for our country. It also reflected an inflection point in the transition of Ramaco becoming a dual platform company with production and processing operations in both the rare earth and critical minerals oxides, as well as being a leading metallurgical coal producer.

We have also grown our workforce to now almost 1,000 employees across four states. We have provided opportunity and employment in the communities in which we operate and have been good stewards of the natural resource assets we mine. This is the background of the transition we are now beginning to make as a Company.

We bought the Brook Mine in Sheridan, Wyoming in 2011. We spent 8 years and many millions of dollars to permit the mine in the face of opposition from out of state funded environmental activists. In 2019, the Department of Energy’s (DOE) National Energy Technology Laboratory (“NETL”) informed Ramaco that they believed we possessed perhaps the largest unconventional deposit of heavy and medium magnetic rare earths in the country needed for national defense purposes.

Over the past five plus years, we have continued work on geological, chemical, mineralogical and hydrometallurgical testing to define this unique opportunity. We have enlisted the assistance of NETL as well as third parties such as Weir International and Fluor to help define the dimensions and nature of the deposit and how its rare earths could be found, extracted, separated as well as commercially processed and refined. These efforts culminated in the release of the most recent Weir Exploration Report together with the recent Summary PEA.

Ramaco has a proven track record of developing and building grassroots businesses from inception. In 2017, Ramaco successfully launched an initial public offering while still in pre-production for its metallurgical coal operations. Since that point, we have grown to develop four coal complexes in the East and our Brook Mine rare earth and critical minerals and coal complex in Wyoming. We currently produce ~4 million tons a year as a pure-play metallurgical coal producer with the ability to grow this by approximately an additional 3 million tons. This growth has been all organic, other than coal reserve or infrastructure acquisitions. We have continued to maintain a conservative balance sheet and approach to production management and risk mitigation throughout the various operating cycles.

This has all been a prelude to our transition now to become a critical mineral producer of not only metallurgical coal but also rare earths. Focusing on our rare earths, there are several transitional advantages and opportunities associated with the development of the Brook Mine:

●	The mine is already permitted and indeed mining has commenced. In July 2025, Ramaco received a 5-year mining permit renewal from the Wyoming Department of Environmental Quality.
●	The mine has easy access to infrastructure (the I-90 highway and the BNSF main line rail both intersect our property).
●	Unlike most REE and critical minerals projects found around the world with feedstock contained in hard rock minerals, our rare earths and critical minerals are found co-mingled in coal and its associated strata which are both soft (coal, shale and clay) and do not possess any meaningful amount of radioactivity. The advantages to costs and environmental considerations in both mining and processing are very significant.
●	We have an extremely large and comprehensive slate of unique heavy REE and critical minerals, many of which are not currently found in commercially feasible deposits nor produced in the United States. This makes our potential average price realizations, per the Summary PEA, worth almost 25x more than materials found at traditional light REE centric mines.
●	We expect to enjoy extremely low mining costs associated with our REEs and critical minerals both since they are found co-mingled in coal and also because we intend to sell any thermal coal which is not mineralized in order to lower the effective net cost of mining these REE minerals.
●	Five of the primary REE and critical minerals we will produce have been banned from export by China within the last year. We believe that Ramaco will at this time be the only domestic producer of these elements.
●	Our deposit base has been described by Sec. of Energy Chris Wright as “massive”. Indeed, Weir currently estimates a TREO (total rare earth oxide) deposit size of roughly 1.7 million tons, against an average domestic U.S. consumption over the past ten years of 10,000 tons or less annually. We have only explored and tested one-third of our site. We expect this TREO deposit size to increase.
●	Lastly, these REEs and critical minerals will be mined, processed and refined as well as sold domestically. Ramaco’s Brook mine will become an important answer to this country’s development of a supply chain response to the Chinese dominance of REE and critical minerals production and refinement.

At the request of U.S. Secretary of Energy Chris Wright, we are now moving to a much higher level of engagement with a number of the Department of Energy’s National Laboratories to accelerate and collaboratively advance the project. We are now collaborating how we can jointly speed both the timing and scope of testing, as well as the processing necessary to bring the Brook Mine REE and critical minerals development to an earlier commercial realization.

In addition, we are also now coordinating through the White House’s National Energy Dominance Council in dialogue with the Dept. of Interior, the Dept. of Defense and the National Security Council to advance various aspects of the REE and critical minerals development. The objective of these discussions is to fast-track commercial realization consistent with national strategic objectives of the Trump Administration.

Turning to our met coal business, for well over a year the metallurgical coal industry has been plagued by the same macro-economic downdraft which has impacted the worldwide steel industry. China has been the catalyst to both flood world markets with its cheap steel while denying the world access to REEs and critical minerals. As a company we are squarely situated in the middle of both macroeconomic struggles as they impact both forms of mineral resources we mine and develop.

As detailed in our guidance tables, we are again modestly trimming guidance, despite having our second straight quarterly production record. This guidance reduction is solely caused by weak pricing in export spot markets, and the fact that we as a company refuse to sell tons at a loss into a saturated market.

Within the past few weeks, we have however begun to see some encouraging signs of life in the metallurgical coal markets, which could signal some relief in the second half of 2025. Chinese domestic coking coal prices have rebounded approximately 38% in July, driven by central government directives in key producing regions to idle or slow production at dozens of mines and wash plants. These measures have meaningfully tightened inland supply and supported stronger pricing.

Meanwhile, Indian steelmakers remain profitable, while Australian exports from Queensland continue to lag due to ongoing weather-related and operational disruptions. Taken together, these factors point to a gradually rebalancing market. While uncertainty remains, we are cautiously optimistic that the second half of the year may have higher could bring a firmer and more constructive pricing environment for coking coal.

As we assess where we are at this point in the year, we are proud to say our metallurgical mine operations continue to execute very well in terms of the basic metrics of safety, cost, realizations and production. This is all despite the difficult macro coal sales environment negatively impacting pricing. As I said, we hope for a rise in pricing in our core met markets as the balance of the year progresses and a corresponding improvement in our financial results.

I would continue to point out, that despite the current market malaise of the past quarter, Ramaco remains operationally and financially poised to both seize new opportunities as they present themselves, as well as organically grow our production profile from today’s 4 million tons to roughly 7 million tons of production. As always, we will proceed with caution. However, once we can see positive market clarity, we are in a position to initiate that production growth.

As has widely been reported, the Trump Administration in April of this year enacted an Executive Order designed to help invigorate the U.S. coal industry. As part of these broad efforts, metallurgical coal has now been declared as a critical mineral in recognition of its essential role in steel production, which is vital for U.S. manufacturing, infrastructure, and economic resilience. This will have benefits to our industry as time evolves, especially in permitting as well as potentially in financing and taxation.

To this end earlier this month, the "One Big Beautiful Bill Act" was enacted which significantly alters the tax landscape for metallurgical coal, specifically by adding it to the list of "critical minerals" eligible for the section 45X Advanced Manufacturing Tax Credit. Once that 2.5% tax credit is effective in 2026, we estimate the impact for Ramaco will very positively impact both Adjusted EBITDA as well as Net Income.

I also note that the Trump Administration’s recent Executive Order also called for the reinstatement of the National Coal Council (“NCC”). This federal advisory committee had provided strategic, scientific and technical advice to the U.S. Secretary of Energy for over 40 years. It was disbanded by President Biden in 2021. I am proud to say that before that termination I served as the NCC’s last Chairman.

I am hopeful that its reinstatement will lead to other future collaboration between the government and industry in exploring new techniques to utilize coal for both its carbon and indeed mineral content to create new high value carbon products and materials. Indeed, Ramaco stands as a proud example that through such public-private research and development our own rare earth and critical minerals deposit was discovered and continues to be developed.

In conclusion, and on a highly positive note, we are rapidly moving forward with our multi-year process of transitioning Ramaco into the only major U.S. operator of two forms of critical minerals – a rare earth producing and refining business, as well as a producer of metallurgical coal. We feel we have exciting growth opportunities in each business which offer exceptional long-term growth prospects as well as strong shareholder return for these combined operations. We are also proudly poised to be an important asset to this nation’s national security for many years to come.

Key operational and financial metrics are presented below (unaudited):

Key Metrics
	2Q25	1Q25	Chg.	2Q24	Chg.	2025 YTD	2024 YTD	Chg.
Total Tons Sold ('000)	1,079	946	14%	915	18%	2,024	1,843	10%
Revenue ($mm)	$153.0	$134.7	14%	$155.3	(2)%	$287.6	$328.0	(12)%
Cost of Sales ($mm)	$134.2	$114.1	18%	$122.8	9%	$248.3	$262.5	(5)%
Non-GAAP Revenue of Tons Sold ($/Ton) 1	$123	$122	1%	$143	(14)%	$123	$149	(18)%
Non-GAAP Cash Cost of Sales ($/Ton) 1	$103	$98	5%	$108	(5)%	$101	$113	(11)%
Non-GAAP Cash Margins on Tons Sold ($/Ton)	$20	$24	(17)%	$35	(43)%	$22	$36	(40)%
Net Income (Loss) ($mm)	$(14.0)	$(9.5)	(48)%	$5.5	(362)%	$(23.4)	$7.6	(409)%
Diluted EPS - Class A Common Stock	$(0.29)	$(0.19)	(54)%	$0.08	(465)%	$(0.48)	$0.08	(700)%
Diluted EPS - Class B Common Stock	$(0.12)	$(0.20)	39%	$0.18	(167)%	$(0.31)	$0.41	(176)%
Adjusted EBITDA ($mm) 1	$9.0	$9.8	(8)%	$28.8	(69)%	$18.8	$53.0	(65)%
Capex ($mm)	$15.1	$20.3	(25)%	$21.4	(29)%	$35.5	$40.1	(12)%
Adjusted EBITDA less Capex ($mm)	$(6.1)	$(10.5)	42%	$7.4	(183)%	$(16.7)	$12.9	(230)%
(1)	See “Reconciliation of Non-GAAP Measures.”

Differences may occur due to rounding.

SECOND QUARTER 2025 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the second quarter of 2025, unless specified otherwise.

Year over Year Quarterly Comparison

Quarterly overall production of 999,000 tons was up 11% from the same period of 2024 and was a quarterly record. The Elk Creek complex produced a record 688,000 tons, up 35% from last year. The second quarter of 2025 benefited from both solid overall operational and productivity execution. The Berwind, Knox Creek, and Maben complexes had production of 311,000 tons in the quarter, which was down 21% from the same period last year. The decline was largely due to the previously announced idling of the higher cost Big Creek Jawbone mine at Knox Creek.

U.S. metallurgical coal indices fell 20%, or $40 per ton, versus the second quarter of 2024. As a result, quarterly pricing was $123 per ton, which was 14% lower compared to $143 per ton in the second quarter of 2024.

Cash costs were $103 per ton sold, excluding transportation costs, alternative mineral development costs, and idle mine costs, which was a 5%, or $5 per ton decrease from the same period in 2024.

As a result of the above, cash margins were $20 per ton during the quarter, down from $35 per ton in the same period of 2024. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Sequential Quarter Comparison

Second quarter of 2025 production was 999,000 tons, up 1% from the first quarter of 2025. The increase was due to strong productivity during the second quarter.

Realized quarterly pricing of $123 per ton was up 1% from $122 per ton in the first quarter of 2025. This reflected a higher percentage of domestic shipments in the second quarter, as U.S. metallurgical indices fell almost $10 per ton, or 5%, versus the first quarter.

Quarterly cash costs of $103 per ton compared to $98 per ton in the first quarter of 2025. The Rockhouse Eagle mine negatively impacted costs by $2 per ton in the second quarter. This mine was idled in June, which should help second half of 2025 cash costs. That said, Ramaco remained firmly in the first quartile of the U.S. metallurgical coal cash cost curve in the second quarter.

Quarterly cash margins were $20 per ton, decreasing from $24 per ton sequentially, mainly due to the increase in costs. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of June 30, 2025, the Company had liquidity of $87.3 million, consisting of approximately $28.1 million of cash plus $65.7 million of availability under our revolving credit facility. Liquidity was up over 22% compared to the same period of 2024.

Earlier this month, the Company announced the redemption of the $34.5 million 2026 Senior Notes at 9.0% and the issuance of $57.0 million plus a potential $8.0 million greenshoe of 2030 Senior Notes at 8.25%. This additional cash is not reflected in the June 30, 2025 liquidity figure. As of July 31, 2025, the Company’s liquidity stood at roughly $105 million, consisting of $45 million of cash on hand and $60 million of availability under the revolver.

Quarterly capital expenditures totaled $15.1 million, compared to $20.3 million the first quarter of 2025. This compared to $21.4 million for the same period of 2024. Capital expenditures are expected to decline in the second half of 2025 versus the first half of 2025 given the carryforward of commitments for growth projects made in 2024 into the first half of 2025.

For the second quarter of 2025, the Company recognized income tax expense of $(2.0) million, which was an approximate 13% effective tax benefit rate.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Six months ended June 30,
	June 30,	March 31,	June 30,
In thousands, except per ton amounts	2025	2025	2024	2025	2024

Sales Volume (tons)	1,079	946	915	2,024	1,843

Company Production (tons)
Elk Creek Mining Complex	688	687	508	1,375	975
Berwind Mining Complex (includes Knox Creek and Maben)	311	302	393	614	770
Total	999	989	901	1,989	1,745

Per Ton Financial Metrics (a)
Average revenue per ton	$123	$122	$143	$123	$149
Average cash costs of coal sold	103	98	108	101	113
Average cash margin per ton	$20	$24	$35	$22	$36

Capital Expenditures	$15,149	$20,312	$21,405	$35,461	$40,135

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2025 Guidance	2024

Company Production (tons)	3,900 - 4,300 (f)	3,671

Sales (tons) (a)	4,100 - 4,500 (f)	3,989

Cash Costs Per Ton Sold (b)	$96 - 102	$105

Other
Capital Expenditures (c)	$55,000 - 65,000	$68,842
Selling, general and administrative expense (d)	$39,000 - 43,000	$31,820
Depreciation, depletion, and amortization expense	$71,000 - 76,000	$65,615
Interest expense, net	$8,000 - 9,000	$6,123
Effective tax rate (e)	25 - 30%	25%
Idle Mine and Other Costs	$1,000 - 2,000	$1,529

(a)	Includes purchased coal.
(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.
(c)	Excludes capitalized interest. Includes $3mm for the purchase price of the preparation plant that was relocated to Maben for 2024.
(d)	Excludes stock-based compensation.
(e)	Normalized to exclude discrete items.
(f)	Low end of the range

Committed 2025 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2025
	Volume	Average Price
North America, fixed priced	1.6	$152
Seaborne, fixed priced	1.3	$109
Total, fixed priced	2.9	$133
Index priced	1.0
Total committed tons	3.9

(a)	Amounts as of June 30, 2025 include purchased coal. Totals may not add due to rounding. Excludes demurrage.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

SECOND QUARTER 2025 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Friday, August 1, 2025. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on August 1, 2025:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources Second Quarter 2025 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, and the Company's ability to successfully develop the Brook Mine, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates the development of a pilot and ultimately a full scale commercial processing facility. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2025	2024	2025	2024

Revenue	$152,959	$155,315	$287,615	$327,991

Costs and expenses
Cost of sales (exclusive of items shown separately below)	134,182	122,770	248,314	262,483
Asset retirement obligations accretion	402	354	804	709
Depreciation, depletion, and amortization	17,038	15,879	34,580	31,098
Selling, general, and administrative	15,181	10,897	29,783	25,012
Total costs and expenses	166,803	149,900	313,481	319,302

Operating (loss) income	(13,844)	5,415	(25,866)	8,689

Other income (expense), net	658	2,522	1,163	3,151
Interest expense, net	(2,818)	(1,481)	(5,048)	(2,812)
(Loss) income before tax	(16,004)	6,456	(29,751)	9,028
Income tax (benefit) expense	(2,030)	915	(6,320)	1,455
Net (loss) income	$(13,974)	$5,541	$(23,431)	$7,573

Earnings per common share
Basic - Class A	$(0.29)	$0.08	$(0.48)	$0.08
Basic - Class B	$(0.12)	$0.18	$(0.31)	$0.42

Diluted - Class A	$(0.29)	$0.08	$(0.48)	$0.08
Diluted - Class B	$(0.12)	$0.18	$(0.31)	$0.41

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	June 30, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$28,130	$33,009
Accounts receivable	55,943	73,582
Inventories	59,310	43,358
Prepaid expenses and other	11,527	17,685
Total current assets	154,910	167,634
Property, plant, and equipment, net	487,334	482,019
Financing lease right-of-use assets, net	19,683	12,437
Advanced coal royalties	4,884	4,709
Other	7,835	7,887
Total Assets	$674,646	$674,686

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$56,271	$48,855
Accrued liabilities	47,591	61,659
Current portion of asset retirement obligations	1,035	1,035
Current portion of long-term debt	223	359
Current portion of financing lease obligations	8,239	6,218
Insurance financing liability	428	4,302
Total current liabilities	113,787	122,428
Asset retirement obligations, net	30,806	30,052
Long-term equipment loans	—	57
Long-term borrowing on revolving credit facility	25,000	—
Long-term financing lease obligations, net	12,258	7,517
Senior notes, net	88,606	88,135
Deferred tax liability, net	49,689	56,027
Other long-term liabilities	7,061	7,664
Total liabilities	327,207	311,880

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Class A common stock, $0.01 par value	444	438
Class B common stock, $0.01 par value	103	95
Additional paid-in capital	314,341	292,739
Retained earnings	32,551	69,534
Total stockholders' equity	347,439	362,806
Total Liabilities and Stockholders' Equity	$674,646	$674,686

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Six months ended June 30,
In thousands	2025	2024
Cash flows from operating activities
Net (loss) income	$(23,431)	$7,573
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	804	709
Depreciation, depletion, and amortization	34,580	31,098
Amortization of debt issuance costs	711	441
Stock-based compensation	8,113	9,285
Other income	—	(18)
Deferred income taxes	(6,338)	388
Changes in operating assets and liabilities:
Accounts receivable	17,639	27,253
Prepaid expenses and other current assets	6,158	2,695
Inventories	(15,952)	(15,233)
Other assets and liabilities	(789)	(2,715)
Accounts payable	7,491	(5,390)
Accrued liabilities	(7,207)	3,516
Net cash from operating activities	21,779	59,602

Cash flow from investing activities:
Capital expenditures	(34,039)	(32,833)
Maben preparation plant capital expenditures	(1,422)	(7,302)
Capitalized interest	(713)	(558)
Other	(181)	710
Net cash used for investing activities	(36,355)	(39,983)

Cash flows from financing activities
Proceeds from borrowings	47,000	96,500
Payments of debt issuance cost (senior note debt)	(67)	—
Payments of dividends	(4,340)	(16,503)
Repayment of borrowings	(22,196)	(104,029)
Repayments of insurance financing	(3,874)	(3,598)
Repayments of equipment finance leases	(4,146)	(4,510)
Shares surrendered for withholding taxes	(2,680)	(1,870)
Net Provided by (used) for financing activities	9,697	(34,010)

Net change in cash and cash equivalents and restricted cash	(4,879)	(14,391)
Cash and cash equivalents and restricted cash, beginning of period	33,823	42,781
Cash and cash equivalents and restricted cash, end of period	$28,944	$28,390

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain other non-operating items (income tax penalties and charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q2	Q1	Q2	Six months ended June 30,
(In thousands)	2025	2025	2024	2025	2024

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(13,974)	$(9,457)	$5,541	$(23,431)	$7,573
Depreciation, depletion, and amortization	17,038	17,542	15,879	34,580	31,098
Interest expense, net	2,818	2,230	1,481	5,048	2,812
Income tax (benefit) expense	(2,030)	(4,290)	915	(6,320)	1,455
EBITDA	3,852	6,025	23,816	9,877	42,938
Stock-based compensation	4,751	3,361	4,584	8,113	9,285
Other non-operating	—	—	45	—	46
Accretion of asset retirement obligations	402	402	354	804	709
Adjusted EBITDA	$9,005	$9,788	$28,799	$18,794	$52,978

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q2	Q1	Q2	Six months ended June 30,
(In thousands, except per ton amounts)	2025	2025	2024	2025	2024

Revenue	$152,959	$134,656	$155,315	$287,615	$327,991
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	20,608	19,042	24,218	39,650	52,503
Non-GAAP revenue (FOB mine)	$132,351	$115,614	$131,097	$247,965	$275,488
Tons sold	1,079	946	915	2,024	1,843
Non-GAAP revenue per ton sold (FOB mine)	$123	$122	$143	$123	$149

Non-GAAP cash cost per ton (unaudited)

	Q2	Q1	Q2	Six months ended June 30,
(In thousands, except per ton amounts)	2025	2025	2024	2025	2024

Cost of sales	$134,182	$114,132	$122,770	$248,314	$262,483
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	20,673	18,998	22,872	39,671	51,748
Alternative mineral development costs	1,918	1,912	1,124	3,830	2,255
Idle and other costs	686	459	305	1,144	543
Non-GAAP cash cost of sales	$110,905	$92,763	$98,469	$203,669	$207,937
Tons sold	1,079	946	915	2,024	1,843
Non-GAAP cash cost per ton sold (FOB mine)	$103	$98	$108	$101	$113

Non-GAAP cash margins on tons sold	$20	$24	$35	$22	$36

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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